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                                                                      EXHIBIT 12



                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Millions, Except Ratios)
                                   (Unaudited)


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                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                             ---------

                                                                                       2000             1999
                                                                                       ----             ----

Earnings from continuing operations before income taxes ...................          $ 124.8          $  6.4

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates ..................................              2.2            (0.1)

Fixed charges from below ..................................................             50.6            65.9

Capitalized interest included in fixed charges ............................               --            (0.1)
                                                                                     -------          ------

         Earnings available for fixed charges .............................          $ 177.6          $ 72.1
                                                                                     =======          ======


Fixed charges:
     Interest expense, including amortization of debt expense/discount ....          $  48.9          $ 64.3
     Portion of rentals representing an interest factor ...................              1.7             1.5
     Interest capitalized .................................................               --             0.1
                                                                                     -------          ------
         Total fixed charges ..............................................          $  50.6          $ 65.9
                                                                                     =======          ======


Ratio of earnings to fixed charges ........................................              3.5             1.1
                                                                                     =======          ======
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